Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Robert S. Schneider

USI Holdings Corporation 914-749-8502 rschneider@usi.biz

USI Holdings Corporation Reports Second Quarter Results

and Other Matters

Highlights:

For the quarter ended June 30, 2005 as compared to the same quarter in the prior year:

•	Consolidated revenues increased 25.1% to $122.6 million, substantially all attributable to acquisitions

•	Consolidated net commissions and fees increased 24.1% but declined organically by 0.6%

•	Operating margin decreased to 16.8% from 17.8%

•	Approved a plan to sell two operations that are not consistent with the Company’s long term business strategy

•	Closed the acquisition of Humanex, Inc., expected to add $2.5 million in annualized revenues

•	Recorded a change in accounting estimate related to direct bill revenues resulting in a $2.2 million decrease to revenues, a $0.1 million decrease in related compensation expense and a $2.1 million reduction to income from continuing operations before income tax expense for the quarter and six months ended June 30, 2005

Briarcliff Manor, NY, August 2, 2005 – USI Holdings Corporation (“USI”), (NASDAQ:USIH):

USI today reported financial results for the second quarter ended June 30, 2005. Certain amounts have been reclassified and presented in all periods as discontinued operations to reflect the decisions announced in the fourth quarter of 2004 and the second quarter of 2005 to sell five subsidiaries.

Revenues for the quarter increased $24.6 million, or 25.1%, to $122.6 million from $98.0 million in the comparable period in 2004. The increase reflects the impact on second quarter revenue of $24.0 million resulting from acquisitions completed in the last twelve months. On an organic basis, net commissions and fees declined 0.6% for the quarter compared to the same period last year. Included in the revenue figure above, contingent commissions for the quarter were $2.9 million, as compared to $2.3 million for the same period last year.

Revenues for the first six months increased $55.6 million, or 29.4%, to $244.6 million from $189.0 million last year. The revenue increase reflects the impact of acquisitions and organic growth. On an organic basis, net commissions and fees grew 0.5% for the first six months compared to the same period last year. Included in the revenue figure above, contingent commissions for the six months were $20.9 million, as compared to $15.8 million for the same period last year. The increase in contingent commissions is a result of acquisitions completed in the last twelve months.

As disclosed in the third quarter of 2004, the Company determined the need to enhance field office and corporate controls over its receivables (and related producer compensation expense) recorded for revenue on policies billed directly by insurance companies, or “direct bill” receivables. As a result, in the third quarter of 2004, the Company implemented a new system which enables the Company to calculate and record the direct bill receivable, revenue and related compensation payable and expense for each commercial property and casualty direct bill policy at the time it is effective. The system is being populated with direct bill policy details as each policy renews but will not be fully populated until September 2005. As a result of this process, the Company has obtained additional information which management has utilized to revise its estimate of the direct bill receivable and related compensation payable. The effect of the change in estimate was a decrease to the Company’s direct bill receivable and revenues of $2.2 million and a reduction in the related producer payable and compensation expense of $0.1 million as of and for the three and six months ended June 30, 2005. Solely for purposes of comparison, if the revenue and related compensation expense for direct bill policies were calculated using the system and information available to the Company in prior periods, organic growth of net commissions and fees would have been 1.7% (compared to the decline of 0.6% reported) and 1.8% (compared to growth of 0.5% reported) for the quarter and six months ended June 30, 2005, respectively, and operating margin would have been 18.2% (compared to 16.8% reported) and 19.5% (compared to 18.9% reported) for the quarter and six months ended June 30, 2005.

Total expenses for the quarter ended June 30, 2005 increased by $24.9 million to $113.2 million, a 28.2% increase from $88.3 million in the comparable period in 2004. The increase in expense was primarily attributable to the impact of acquisitions on compensation and employee benefits expense and other operating expense and to a $1.8 million increase in interest expense and a $1.4 million increase in amortization expense, related to greater outstanding borrowings at higher interest rates and to acquisitions, respectively.

Total expenses for the first six months increased by $61.7 million to $231.7 million, a 36.3% increase from $170.0 million in the comparable period in 2004. The increase in expense was primarily attributable to the impact of acquisitions on compensation and employee benefits expense and other operating expense, to $12.5 million in other expenses ($8.4 million associated with the integration of Summit Global Partners and other acquisitions, $2.5 million associated with the Company’s margin improvement plan and $1.6 million in executive severance) and to a $3.0 million increase in interest expense and a $2.9 million increase in amortization expense, related to greater outstanding borrowings at higher interest rates and to acquisitions, respectively.

Income from continuing operations before income tax expense for the quarter decreased $0.3 million to $9.4 million from $9.7 million in the comparable period in 2004 as a result of the revenue and expense items discussed above.

Income from continuing operations before income tax expense for the first six months decreased $6.1 million to $12.9 million from $19.0 million in the comparable period in 2004 as a result of the revenue and expense items discussed above.

The income tax provision for the quarter was $4.1 million compared to $4.1 million for the comparable period in 2004. The income tax provision for the first six months of 2005 was $5.6 million compared to $8.0 million last year. The income tax provision for the six month period decreased primarily due to the decrease in income from continuing operations before income tax expense in the first quarter of 2005.

Income from continuing operations for the quarter was $0.09 on a basic and diluted per share basis, respectively, compared to $0.12 and $0.11 on a basic and diluted per share basis for the comparable period in 2004, respectively. Income from continuing operations for the first six months was $0.13 on a basic and diluted per share basis, respectively, compared to $0.23 on a basic and diluted per share basis for the comparable period in 2004, respectively.

Operating margin (Operating Income as a percentage of revenues) for the quarter was 16.8% compared to 17.8% for the same period in 2004. The decrease for the quarter was due principally to the adjustment related to the change in accounting estimate and the net increase in corporate expenses, somewhat offset by the positive impact of the Company’s margin improvement plan and acquisitions. Operating margin for the first six months was 18.9%, up from 17.9% for the same period in 2004 due to the positive impact of acquisitions and the Company’s margin improvement plan.

On June 30, 2005, USI approved a plan to sell two operations in its Insurance Brokerage segment that had exhibited significant earnings volatility or did not fit with USI’s core business strategy and issued an 8-K regarding this decision. As a result of this action, USI recorded a $4.6 million impairment charge on the intangible assets of one of these operations. The historical results of operations for these entities have been reclassified to discontinued operations.

David L. Eslick, Chairman, President and CEO noted “We are pleased with the positive impact on operating margins this year from the decisions we made in the fourth quarter of 2004 and the first half of this year. Excluding the impact of the change in accounting estimate, operating margins have improved nicely for the quarter and first six months. Revenue growth in the property and casualty market continues to be a challenge, but we are excited with the continued lift we are getting in our workplace and employee benefits business, which represents over 40% of our total net commissions and fees. Excluding the impact of the change in accounting estimate, we are pleased with our growth in consolidated net commissions and fees for the second quarter and year-to-date. We are also very happy with the results we are seeing from Summit Global Partners and Patterson//Smith and the successful integration into our operations.”

USI will hold a conference call and audio webcast to review the results at 8:30 AM (EST) on Wednesday, August 3, 2005. To access the audio webcast, please visit USI’s website at www.usi.biz on Wednesday August 3, 2005, and follow the link. To access the conference call, dial toll-free 800-573-4752 or 617-224-4324 for international callers and use passcode 22031483, five minutes before the teleconference. A replay of the conference call will be available on the Investor Relations section of the website or by dialing 888-286-8010 or 617-801-6888 and using access code 68473633.

This press release contains certain statements relating to future results which are forward-looking statements within the meaning of that term as found in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are not historical facts, but instead represent USI’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of USI’s control. It is possible that USI’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Further information concerning USI and its business, including factors that potentially could materially affect USI’s financial results, are contained in USI’s filings with the Securities and Exchange Commission. Some factors include: USI’s ability to grow revenues organically and expand its margins; successful acquisition consummation and integration; errors and omissions claims; resolution of regulatory issues and other legal claims, including those related to compensation arrangements with insurance companies, the actual cost of resolution of contingent liabilities and passage of new legislation subjecting our business to regulation in jurisdictions where we operate; determinations of effectiveness of internal controls over financial reporting and disclosure controls and procedures; USI’s ability to attract and retain key sales and management professionals; USI’s level of indebtedness and debt service requirements; downward commercial property and casualty premium pressures; the competitive environment; and general economic conditions around the country. USI’s ability to grow has been enhanced through acquisitions, which may or may not be available on acceptable terms in the future and which, if consummated, may or may not be advantageous to USI. All forward-looking statements included in this press release are made only as of the date of this press release, and USI does not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that subsequently occur or of which USI hereafter becomes aware.

This press release includes supplemental financial information which contains references to non-GAAP financial measures as defined in Regulation G of SEC rules. Consistent with Regulation G, a reconciliation of this financial information to accounting principles generally accepted in the United States (GAAP) information follows. USI presents such non-GAAP supplemental financial information because such information is of interest to the investment community owing to the fact that it provides additional meaningful methods of evaluating certain aspects of USI’s operating performance from period to period on a basis that may not be otherwise apparent on a GAAP basis. This supplemental financial information should be viewed in addition to, not in lieu of, USI’s consolidated statements of operations for the three and six months ended June 30, 2005 and 2004.

About USI Holdings Corporation

Founded in 1994, USI is a leading distributor of insurance and financial products and services to businesses throughout the United States. USI is headquartered in Briarcliff Manor, NY, and operates out of 73 offices in 19 states. Additional information about USI, including instructions for the quarterly conference call, may be found at www.usi.biz.